Exhibit 10.2

LINE OF CREDIT NOTE

$8,000,000.00

Date: December 19, 2024

Promise to Pay. On or before January 5, 2026, for value received, Northern Technologies International Corporation (the "Borrower") promises to pay to JPMorgan Chase Bank, N.A., whose address is 650 3rd Ave S Ste 450, Minneapolis, MN 55402-4300 (the "Bank") or order, in lawful money of the United States of America, the sum of Eight Million and 00/100 Dollars ($8,000,000.00) or so much thereof as may be advanced and outstanding, plus interest on the unpaid principal balance as provided below.

Interest Rate Definitions. As used in this Note, the following terms have the following respective meanings:

"Adjusted SOFR Rate" means, with respect to a SOFR Rate Advance for the relevant Interest Period, the sum of (a) the SOFR Rate applicable to such Interest Period, plus (b) the Unsecured to Secured Rate Adjustment.

"Advance" means a SOFR Rate Advance or a CB Floating Rate Advance and "Advances" means all SOFR Rate Advances and all CB Floating Rate Advances under this Note.

"Applicable Margin" means with respect to any CB Floating Rate Advance, 0.00% Per Annum and with respect to any SOFR Rate Advance, 2.35% Per Annum.

"Benchmark Transition Event" means the occurrence of one or more of the following events with respect to SOFR:

(i)

a public statement or publication of information by or on behalf of the SOFR Administrator announcing that such SOFR Administrator has ceased or will cease to provide SOFR, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor SOFR Administrator that will continue to provide SOFR; or

(ii)

a public statement or publication of information by the NYFRB, the Federal Reserve Board, or, as applicable, the regulatory supervisor for the SOFR Administrator, an insolvency official with jurisdiction over the SOFR Administrator, a resolution authority with jurisdiction over the SOFR Administrator or a court or an entity with similar insolvency or resolution authority over the SOFR Administrator, in each case, which states that the SOFR Administrator has ceased or will cease to provide SOFR permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide SOFR; or

(iii)

a public statement or publication of information by the Federal Reserve Board, the NYFRB, the SOFR Administrator or the regulatory supervisor for the SOFR Administrator (as applicable), announcing that SOFR is no longer, or as of a specified future date will no longer be, representative.

"Business Day" means any day that is not a Saturday, Sunday, or other day on which commercial banks in New York City or Chicago are authorized or required by law to remain closed; provided that, when used in connection with a SOFR Rate Advance, the term "Business Day" shall also exclude any day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

"CB Floating Rate" means the greater of (i) the Prime Rate or (ii) 2.50%. The CB Floating Rate is a variable rate and any change in the CB Floating Rate due to any change in the Prime Rate is effective from and including the effective date of such change in the Prime Rate.

"CB Floating Rate Advance" means any borrowing under this Note when and to the extent that its interest rate is determined by reference to the CB Floating Rate.

"Federal Reserve Board" means the Board of Governors of the Federal Reserve System of the United States of America.

"Interest Period" means, with respect to a SOFR Rate Advance, a period of one (1), three (3) or six (6) month(s) commencing on a Business Day selected by the Borrower pursuant to this Note. Such Interest Period shall end on the day which corresponds numerically to such date one (1), three (3) or six (6) month(s) thereafter, as applicable, provided, however, that if there is no such numerically corresponding day in such first, third or sixth succeeding month(s), as applicable, such Interest Period shall end on the last Business Day of such first, third or sixth succeeding month(s), as applicable. If an Interest Period would otherwise end on a day which is not a BusinessDay, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

"NYFRB" means the Federal Reserve Bank of New York.

"Per Annum" means for a year deemed to be comprised of 360 days.

"Prime Rate" means the rate of interest last quoted by The Wall Street Journal as the "Prime Rate" in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the "bank prime loan" rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Bank) or any similar release by the Federal Reserve Board (as determined by the Bank). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

"Principal Payment Date" is defined in the paragraph entitled "Principal Payments" below.

"SOFR" is defined in the "SOFR Rate" definition.

"SOFR Administrator" means the CME Group Benchmark Administration Limited (or a successor administrator of SOFR).

"SOFR Administrator's Website" means the SOFR Administrator’s website, currently accessed through the website https://www.cmegroup.com, or any successor source for SOFR identified as such by the SOFR Administrator from time to time.

"SOFR Rate Advance" means any borrowing under this Note when and to the extent that its interest rate is determined by reference to the Adjusted SOFR Rate.

"SOFR Rate" means with respect to any SOFR Rate Advance for any Interest Period, a rate per annum equal to the forward-looking term secured overnight financing rate ("SOFR") for a period equal in length to such Interest Period as published by the SOFR Administrator on the SOFR Administrator’s Website, or on the appropriate page of such other information service that publishes such rate from time to time as shall be selected by the Bank in its reasonable discretion (in each case, the "SOFR Screen Rate") at approximately 5:00 a.m., Chicago time, two (2) Business Days prior to the commencement of such Interest Period; provided that, if any SOFR Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Note.

"Unsecured to Secured Rate Adjustment" means, with respect to any SOFR Rate Advance, 0.10% Per Annum.

Interest Rates. The Advance(s) evidenced by this Note may be drawn down and remain outstanding as up to five (5) SOFR Rate Advances and/or a CB Floating Rate Advance. The Borrower shall pay interest to the Bank on the outstanding and unpaid principal amount of each CB Floating Rate Advance at the CB Floating Rate plus the Applicable Margin and each SOFR Rate Advance at the Adjusted SOFR Rate plus the Applicable Margin. Interest shall be calculated on the basis of the actual number of days elapsed in a year of 360 days. In no event shall the interest rate applicable to any Advance exceed the maximum rate allowed by law. Any interest payment which would for any reason be deemed unlawful under applicable law shall be applied to principal.

Benchmarks; No Liability. The interest rate on a SOFR Rate Advance may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, the section captioned "Alternate Rate of Interest" below provides a mechanism for determining an alternative rate of interest. The Bank does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Note, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Bank and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Note or any alternative, successor or alternative rate (including any Alternate Rate) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Bank may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Note, and shall have no liability to the Borrower or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Bank Records. The Bank shall, in the ordinary course of business, make notations in its records of the date, amount, interest rate and Interest Period of each Advance hereunder, the amount of each payment on the Advances, and other information. Such records shall, in the absence of manifest error, be conclusive as to the outstanding principal balance of and interest rate or rates applicable to this Note.

Notice and Manner of Electing Interest Rates on Advances. The Borrower shall give the Bank written notice in accordance with established procedures (effective upon receipt) of the Borrower's intent to draw down an Advance under this Note no later than 2:00 p.m. Central time, on the date of disbursement, if the full amount of the drawn Advance is to be disbursed as a CB Floating Rate Advance and no later than 11:00 a.m. Central time three (3) Business Days before disbursement, if any part of such Advance is to be disbursed as a SOFR Rate Advance. The Borrower's notice must specify: (a) the disbursement date, (b) the amount of each Advance, (c) the type of each Advance (CB Floating Rate Advance or SOFR Rate Advance), and (d) for each SOFR Rate Advance, the duration of the applicable Interest Period; provided, however, that the Borrower may not elect an Interest Period ending after the maturity date of this Note. Each SOFR Rate Advance shall be in a minimum amount of One Hundred Thousand and 00/100 Dollars ($100,000.00). All notices under this paragraph are irrevocable. By the Bank's close of business on the disbursement date and upon fulfillment of the conditions set forth herein and in any other of the Related Documents, the Bank shall disburse the requested Advances in immediately available funds by crediting the amount of such Advances to the Borrower's account with the Bank.

Conversion and Renewals. The Borrower may elect from time to time to convert one type of Advance into another or to renew any Advance by giving the Bank written notice no later than 2:00 p.m. Central time, on the date of the conversion into or renewal of a CB Floating Rate Advance and 11:00 a.m. Central time three (3) Business Days before conversion into or renewal of a SOFR Rate Advance, specifying: (a) the renewal or conversion date, (b) the amount of the Advance to be converted or renewed, (c) in the case of conversion, the type of Advance to be converted into (CB Floating Rate Advance or SOFR Rate Advance), and (d) in the case of renewals of or conversion into a SOFR Rate Advance, the applicable Interest Period, provided that (i) the minimum principal amount of each SOFR Rate Advance outstanding after a renewal or conversion shall be One Hundred Thousand and 00/100 Dollars ($100,000.00); (ii) a SOFR Rate Advance can only be converted on the last day of the Interest Period for the Advance; and (iii) the Borrower may not elect an Interest Period ending after the maturity date of this Note. All notices given under this paragraph are irrevocable. If the Borrower fails to give the Bank the notice specified above for the renewal or conversion of a SOFR Rate Advance by 11:00 a.m. Central time three (3) Business Days before the end of the Interest Period for that Advance, the Advance shall automatically be converted to a CB Floating Rate Advance on the last day of the Interest Period for the Advance.

Illegality/Temporary Unavailability. If:

(i)

any applicable domestic or foreign law, treaty, rule or regulation now or later in effect (whether or not it now applies to the Bank) or the interpretation or administration thereof by a governmental authority charged with such interpretation or administration, or compliance by the Bank with any guideline, request or directive of such an authority (whether or not having the force of law), shall make it unlawful or impossible for the Bank to maintain or fund the SOFR Rate Advances, or

(ii)

the Bank determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the SOFR Rate (including because the SOFR Screen Rate is not available or published on a current basis), for the applicable Interest Period; or

(iii)	the Bank determines the SOFR Rate will not adequately and fairly reflect the cost to the Bank of making or maintaining SOFR Rate Advances for such Interest Period;

then, the Bank shall give notice thereof to the Borrower as promptly as practicable thereafter and, until the Bank notifies the Borrower that the circumstances giving rise to such notice no longer exist, (A) any Advance request that requests the conversion of any Advance, or continuation of any Advance as, a SOFR Rate Advance shall be ineffective and any such SOFR Rate Advance shall be repaid or converted into a CB Floating Rate Advance on the last day of the then current Interest Period applicable thereto, and (B) if any Advance request that requests a SOFR Rate Advance, such Advance shall, subject to the terms and conditions of this Note and the other Related Documents, be made as a CB Floating Rate Advance.

Alternate Rate of Interest. If a Benchmark Transition Event occurs, Bank may, by notice to Borrower, amend this Note to establish an alternate rate of interest for SOFR that gives due consideration to the then-evolving or prevailing market convention for determining a rate of interest for commercial loans in US Dollars at such time (the "Alternate Rate"); Borrower acknowledges that the Alternate Rate may include a mathematical adjustment using any then-evolving or prevailing market convention or method for determining a spread adjustment for the replacement of SOFR (which may include, if SOFR already contains such a spread, adding that spread to the Alternate Rate). The Bank may further amend the Note by such notice to Borrower to make technical, administrative or operational changes (including, without limitation, changes to the definition of "CB Floating Rate", the definition of "Interest Period", timing and frequency of determining rates and making payments of interest) that the Bank decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of the Alternate Rate. The Alternate Rate, together with all such technical, administrative and operational changes as specified in any notice, shall become effective at the later of (i) the fifth Business Day after the Bank has provided notice (including without limitation for this purpose, by electronic means) to the Borrower (the "Notice Date") and (ii) a date specified by the Bank in the notice, without any further action or consent of the Borrower, so long as Bank has not received, by 5:00 pm Eastern time on the Notice Date, written notice of objection to the Alternate Rate from the Borrower. If, on the date SOFR actually becomes permanently unavailable pursuant to a Benchmark Transition Event, an Alternate Rate has not been established in this manner, Advances will, until an Alternate Rate is so established, bear interest at the CB Floating Rate. In no event shall the Alternate Rate be less than zero.

In connection with the implementation of a rate replacement described in the paragraph above, Bank may from time to time, upon written notice to Borrower, make any further technical, administrative or operational changes to this Note (including changes to the definition of "CB Floating Rate", the definition of "Business Day", the timing and frequency of determining rates and making payments of interest, the timing of prepayment or conversion notices, the length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that Bank decides may be appropriate to reflect the adoption and implementation of such rate replacement and to permit the administration thereof by Bank.

All determinations by Bank under this section shall be conclusive and binding absent manifest error.

Interest Payments. Interest on the Advances shall be paid on the ***IF SOFR CBF Payment Day Selection[TempCounterNum] = "Specific Day"*** day of each month, beginning with the first month following disbursement of the Advance, whether the Advance is a CB Floating Rate Advance or SOFR Rate Advance.

Principal Payments. All outstanding principal and interest is due and payable in full on January 5, 2026, which is defined herein as the "Principal Payment Date".

Default Rate of Interest. After a default has occurred under this Note, whether or not the Bank elects to accelerate the maturity of this Note because of such default, all Advances outstanding under this Note, shall bear interest at a Per Annum rate equal to the interest rate being charged on each such Advance plus three percent (3.00%) from the date the Bank elects to impose such rate. Imposition of this rate shall not affect any limitations contained in this Note on the Borrower's right to repay principal on any SOFR Rate Advance before the expiration of the Interest Period for each such Advance.

Prepayment/Funding Loss Indemnification. The Borrower may prepay all or any part of any CB Floating Rate Advance at any time without premium or penalty.

The Borrower shall pay the Bank amounts sufficient (in the Bank's reasonable opinion) to compensate the Bank for any loss, cost, or expense incurred as a result of:

A.    Any payment of a SOFR Rate Advance on a date other than the last day of the Interest Period for the Advance, including, without limitation, acceleration of the Advances by the Bank pursuant to this Note or the other Related Documents; or

B.    Any failure by the Borrower to borrow or renew a SOFR Rate Advance on the date specified in the relevant notice from the Borrower to the Bank.

Obligations Due on Non-Business Day. Whenever any payment under this Note becomes due and payable on a day that is not a Business Day, if no default then exists under this Note, the maturity of the payment shall be extended to the next succeeding Business Day, except, in the case of a SOFR Rate Advance, if the result of the extension would be to extend the payment into another calendar month, the payment must be made on the immediately preceding Business Day.

Matters Regarding Payment. The Borrower will pay the Bank at the Bank's address shown above or at such other place as the Bank may designate. Payments shall be allocated among principal, interest and fees at the discretion of the Bank unless otherwise agreed or required by applicable law. Acceptance by the Bank of any payment which is less than the payment due at the time shall not constitute a waiver of the Bank's right to receive payment in full at that time or any other time.

Authorization for Direct Payments (ACH Debits). To effectuate any payment due under this Note or under any other Related Documents, the Borrower hereby authorizes the Bank to initiate debit entries to Account Number         at the Bank and to debit the same to such account. This authorization to initiate debit entries shall remain in full force and effect until the Bank has received written notification of its termination in such time and in such manner as to afford the Bank a reasonable opportunity to act on it. The Borrower represents that the Borrower is and will be the owner of all funds in such account. The Borrower acknowledges:

(1) that such debit entries may cause an overdraft of such account which may result in the Bank's refusal to honor items drawn on such account until adequate deposits are made to such account; (2) that the Bank is under no duty or obligation to initiate any debit entry for any purpose; and (3) that if a debit is not made because the above-referenced account does not have a sufficient available balance, or otherwise, the payment may be late or past due.

Late Fee. Any principal or interest which is not paid within 10 days after its due date (whether as stated, by acceleration or otherwise) shall be subject to a late payment charge of five percent (5.00%) of the total payment due, in addition to the payment of interest, up to the maximum amount of One Thousand Five Hundred and 00/100 Dollars ($1,500.00) per late charge. The Borrower agrees to pay and stipulates that five percent (5.00%) of the total payment due is a reasonable amount for a late payment charge. The Borrower shall pay the late payment charge upon demand by the Bank or, if billed, within the time specified.

Purpose of Loan. The Borrower acknowledges and agrees that this Note evidences a loan for a business, commercial, agricultural or similar commercial enterprise purpose, and that no advance shall be used for any personal, family or household purpose. The proceeds of the loan shall be used only for the Borrower's general corporate purposes.

Credit Facility. The Bank has approved a credit facility to the Borrower in a principal amount not to exceed the face amount of this Note. The credit facility is in the form of advances made from time to time by the Bank to the Borrower. This Note evidences the Borrower's obligation to repay those advances. The aggregate principal amount of debt evidenced by this Note is the amount reflected from time to time in the records of the Bank. Until the earliest to occur of maturity, any default, event of default, or any event that would constitute a default or event of default but for the giving of notice, the lapse of time or both, the Borrower may borrow, pay down and reborrow under this Note subject to the terms of the Related Documents.

Renewal and Extension. This Note is given in replacement, renewal and/or extension of, but not in extinguishment of the indebtedness evidenced by, that Line of Credit Note dated December 21, 2023 executed by the Borrower in the original principal amount of Ten Million and 00/100 Dollars ($10,000,000.00), including previous renewals or modifications thereof, if any (the "Prior Note" and together with all loan agreements, credit agreements, reimbursement agreements, security agreements, mortgages, deeds of trust, pledge agreements, assignments, guaranties, and any other instrument or document executed in connection with the Prior Note, the "Prior Related Documents"), and is not a novation thereof. All interest evidenced by the Prior Note shall continue to be due and payable until paid. The Borrower fully, finally, and forever releases and discharges the Bank and its successors, assigns, directors, officers, employees, agents, and representatives (each a "Bank Party") from any and all causes of action, claims, debts, demands, and liabilities, of whatever kind or nature, in law or equity, of the Borrower, whether now known or unknown to the Borrower (i) in respect of the Liabilities evidenced by the Prior Note and the Prior Related Documents, or of the actions or omissions of any Bank Party in any manner related to the Liabilities evidenced by the Prior Note or the Prior Related Documents and (ii) arising from events occurring prior to the date of this Note. If applicable, all Collateral continues to secure the payment of this Note and the Liabilities. The provisions of this Note are effective on the date that this Note has been executed by all of the signers and delivered to the Bank.

Miscellaneous. This Note binds the Borrower and its successors, and benefits the Bank, its successors and assigns. Any reference to the Bank includes any holder of this Note. This Note is subject to that certain Credit Agreement by and between the Borrower and the Bank, dated December 19, 2022, and all amendments, restatements and replacements thereof (the "Credit Agreement") to which reference is hereby made for a more complete statement of the terms and conditions under which the loan evidenced hereby is made and is to be repaid. The terms and provisions of the Credit Agreement are hereby incorporated and made a part hereof by this reference thereto with the same force and effect as if set forth at length herein. No reference to the Credit Agreement and no provisions of this Note or the Credit Agreement shall alter or impair the absolute and unconditional obligation of the Borrower to pay the principal and interest on this Note as herein prescribed. Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. If any one or more of the obligations of the Borrower under this Note or any provision hereof is held to be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Borrower and the remaining provisions shall not in any way be affected or impaired; and the invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of such obligations or provisions in any other jurisdiction. Time is of the essence under this Note and in the performance of every term, covenant and obligation contained herein.

Borrower:

4201 Woodland Rd
Circle Pines, MN 55014-1794

Northern Technologies International Corporation

	By:	/s/ Matt Wolsfeld
	Printed Name:	Matt Wolsfeld
	Title:	CFO & Secretary
	Date Signed:	January 6, 2025